Exhibit 99.1

Contacts:

Investor Relations:	Todd W. Garner
Vice President, Investor Relations
(908) 277-8065

Media Relations:	Scott T. Lowry
Vice President and Treasurer
(908) 277-8365

Bard Names Christopher S. Holland

Senior Vice President and Chief Financial Officer

MURRAY HILL, NJ — (April 30, 2012) — C. R. Bard, Inc. (NYSE: BCR) today announced that Christopher S. Holland has been named Senior Vice President and Chief Financial Officer, effective May 21, 2012. In this role, Mr. Holland will report directly to Timothy M. Ring, Chairman and Chief Executive Officer.

Mr. Holland, age 45, has most recently served as Senior Vice President, Finance and Treasurer of ARAMARK Corporation, as Senior Vice President and Treasurer from 2006 through 2010, and as Vice President and Treasurer from 2003 to 2006. Prior to joining ARAMARK, Mr. Holland served as Vice President and medical device sector head at J. P. Morgan and Company, Inc. from 1999 to 2003, and held various positions of increasing responsibility at J.P. Morgan from 1988 to 1999, including in accounting and healthcare corporate finance.

Mr. Holland holds a B.A. in Economics and Political Science from Drew University, and an M.B.A. in Finance from New York University – Leonard N. Stern School of Business.

Mr. Ring commented, “Chris is a seasoned executive with extensive finance, operations and business development experience. I expect Chris to integrate seamlessly into our organization, and look forward to working closely with him as we continue to position Bard for healthy long-term growth.”

Mr. Holland commented, “I am thrilled to be joining Bard. Bard enjoys a strong reputation as a leading medical device company with a successful product leadership strategy. I look forward to working with the talented team at Bard and helping to drive further success for this great company.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, N.J., is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to the Cautionary Statement Regarding Forward-Looking Information in our March 31, 2012 Form 10-Q for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.